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                                   EXHIBIT 10.13.1

                               ASSET PURCHASE AGREEMENT


    THIS AGREEMENT is made and entered into this 2nd day of August, 1996, by and between ROBERTS DODGE, INC., an Oregon corporation (hereinafter referred to as "Seller" or the "Company"), and LITHIA MOTORS, INC. an Oregon corporation (hereinafter referred to as "Purchaser").

                                     WITNESSETH:

    WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller substantially all of the assets of the Company which Assets are used in and related to the business of the Company of selling, leasing and repairing used vehicles and new Dodge vehicles (the "Business").

    NOW, THEREFORE, upon the terms and considerations herein set forth, it is agreed as follows:

    1. PURCHASE AND SALE. Purchaser agrees to buy and Seller agrees to sell the following assets of Company (hereinafter referred to as the "Assets") on the following terms and at the prices indicated with payment to be made at Preliminary and Final Closing (as hereinafter defined):

         a. FIXED ASSETS. Purchaser agrees to purchase all of Seller's fixed assets, subject to Purchaser's review and approval of same, including, but not limited to machinery and shop equipment, special tools, signs, office equipment, furniture and fixtures presently located

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at Seller's place of business or in Seller's possession as of the date of this offer. The purchase price for said assets is the sum of $450,000 and shall include all of the fixed assets, as mentioned above, excluding the ADP computer on lease and furniture in dealer's office, and also excluding any items, mutually agreed to, and listed in Schedule "A" to become attached here. The $450,000 shall be paid in full at the Final Closing.

         b. GOODWILL, COVENANT NOT-TO-COMPETE AND OTHER ASSETS. Purchaser shall purchase Seller's goodwill, name, service and sales customer lists, vehicles sales and service records, telephone, fax number, and covenant not-to-
compete from BOB AND BUTCH ROBERTS.   The covenant not-to-compete shall be for a
period of five (5) years and shall include Lane County, Oregon. The purchase price for said assets, including the covenant not-to-compete, is the sum of $1,800,000. The terms of payment is as follows: $1,300,00 to be paid at the Final Closing and the remaining $500,000 shall be in the form of a promissory note from Purchaser which shall be fully amortized, including all principal and interest at a rate of 8.5% per annum over a five (5) year period. In the event Purchaser elects to use a Corporate Nominee, Lithia Motors, Inc., shall be a co-maker of said promissory note, at anytime, without penalty. Purchaser shall be obligated to pay off the promissory note if Purchaser becomes a public company. Seller shall not hire any existing personnel without the written permission from purchaser. Permission is granted for list provided 8/13/96.

         c. NEW VEHICLES. Purchaser shall purchase from Seller all of Seller's new unregistered, and unused 1996 and 1997 model Dodge vehicles ("New Vehicles") at a price equal to factory invoice, less any factory holdbacks, rebates or incentives, carryover model

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allowances, floorplan allowances, finance cost allowances, advertising charges, and any other similar items which should reasonably be deducted to establish Seller's net cost for such vehicles, plus dealer installed parts and accessories at dealer's actual cost, and less the Seller's actual cost of any missing accessories, equipment or parts. If there is any damage to any new vehicles, there shall be a deduction of such damages as agreed upon between a representative of Purchaser and a representative of Seller. If Purchaser and Seller cannot agree on this amount, they shall choose an independent third party to determine the amount and such party's determination shall be binding. All new vehicles shall be paid in full at the Final Closing.

         d. USED VEHICLES, COMPANY VEHICLES, AND DEMONSTRATORS. Purchaser shall purchase, on an all-or-nothing basis, Seller's used vehicles, company vehicles and demonstrators in Seller's inventory, as of the closing date, at a value mutually agreed to by both Purchaser and Seller. In the event Purchaser and Seller cannot agree on a value, then Seller shall retain those vehicles, and Purchaser shall not be obligated to purchase same. Any of the above vehicles purchased shall be paid in full at the Final Closing. [SELLER MUST REMOVE VEHICLES WITHIN 1 WEEK IF NOT PURCHASED.]

         e. PARTS AND ACCESSORIES. Purchaser shall purchase from Seller all of Seller's current returnable, unused, undamaged, non-obsolete, new factory parts and accessories for Dodge vehicles on hand at Final Closing. Purchaser shall also purchase all of Seller's non-obsolete parts and accessories on hand at closing obtained from suppliers other than Seller's franchiser. All Dodge pals shall be listed in the most recent factory price book, as inventoried and valued by a mutually acceptable inventory service, at the net cost set forth in the price

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books, less any dealer discounts available.  Non-factory parts and accessories shall be valued in accordance with the current prices in the price lists of suppliers of such parts and accessories. Purchaser shall not be obligated to purchase any used, damaged or obsolete parts or accessories (obsolete shall mean parts which have no sales for 270 days). Seller agrees to maintain the parts and accessories inventory at normal operating levels through the Final Closing. The cost of the inventory service shall be divided equally between Purchaser and Seller. The value of the parts and accessory inventories shall be paid in full at the Final Closing.

         f. WORK-IN-PROCESS. Purchaser shall purchase from Seller all of Seller's work-in-process and sublet repairs work at a price equal to Seller's actual net cost. The value of the work-in-process inventory shall be paid in full at the Final Closing.

         g. MISCELLANEOUS INVENTORY AND SUPPLIES. Purchaser shall purchase from Seller all of Seller's miscellaneous inventory such as gas, oil, nuts, bolts, and the like, the price of which is to be determined by a representative of Purchaser and Seller, at Seller's actual cost of such items. The value of the miscellaneous inventory and supplies shall be paid in full at the Final Closing.

         h. ASSUMPTIONS OF LEASES AND CONTRACTS. In addition to the purchase of the fixed assets, as outlined in paragraph 1(a) above, Purchaser shall assume Seller's obligations under those leases and contracts set forth in Schedule "B" attached hereto.

         i. PURCHASE ORDERS. Seller shall transfer to Purchaser all of Seller's purchase orders for new vehicles as of the closing date, together with all deposits on such purchase orders.

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         j.   REAL AND IMPROVED PROPERTY.  Purchaser shall purchase from Seller the real property and all improvements for the sum of $2,330,050, subject to a loan approval satisfactory to Purchaser. The purchase price of the real property and improvements shall be paid in full at the Final Closing. Unless otherwise agreed to in writing, the Real Property and Dealership Asset Purchase shall close simultaneously. Purchaser hereby acknowledges that it is the intention of Seller to complete an IRC Section 1031 exchange which will not delay the close of escrow or cause additional expense to Purchaser. Seller's rights and obligations under this agreement may be assigned to REAL ESTATE EXCHANGE, INC. for the purpose of completing such an exchange. Purchaser agrees to cooperate with Seller and REAL ESTATE EXCHANGE, INC. in a manner necessary to complete the exchange.

         k. ASSETS NOT SOLD. Notwithstanding anything to the contrary hereinabove, the following assets and properties shall be retained by Seller and shall not be sold or transferred to Purchaser: Accounts and notes receivable, prepaid insurance and other prepaid assets, antiques, personal effects, dealer finance reserves, earned factory rebates, earned credits, manufacturer holdbacks or other allowances or incentives relating to vehicles sold prior to Final Closing, bank deposits and cash. Provided, however, Purchaser, with the assistance of Seller, shall for a period of 180 days following Final Closing use its best efforts to collect Seller's accounts receivable. Purchaser shall collect such accounts receivable as are paid to Purchaser in the normal course of business, without charge to Seller, [ON A MONTHLY BASIS] and shall promptly pay the same over to Seller (whether the payments are received during or subsequent to the 180 day period), but shall act solely as a conduit in doing so and shall have no

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responsibility to undertake any collection efforts with regard thereto.  All payments from the customer shall be applied first to such accounts receivable accruing prior to Final Closing, unless customer expressly directs otherwise.

         l. OTHER OBLIGATIONS ASSUMED. Except as specifically set forth herein, Purchaser is assuming no liabilities of Seller in connection with the transaction set forth in this Agreement. However, Purchaser will assume all of Seller's customer complaints, contracts in transit, "make goods", "comebacks" and the like arising out of service performed by Seller prior to the commencement date of the Final Closing, and which would normally be covered under Seller's applicable warranties, good customer relations and adjustments. Seller agrees to reimburse Purchaser for the mutually agreeable dealer costs of these items for a period of up to sixty days from the effective date of the Final Closing; and for finance and insurance charge backs paid by Purchaser on Seller's behalf as provided in paragraph 8(b) below.

    2.   PRELIMINARY CLOSING AND FINAL CLOSING.

         a. PRELIMINARY CLOSING. The Preliminary Closing shall be the execution and delivery of this Agreement and a Real Estate Purchase Agreement for the sale to Purchaser, or its designated nominee or assignee, of the Company's dealership property. The Final Closing shall occur on or before October 1, 1996. Purchaser shall pay to Seller at the Preliminary Closing as partial payment for the Dealerships assets the sum of One Hundred Thousand Dollars ($100,000).

              i. The Final Closing of the purchase and sale shall be contingent upon the approval of this transaction and the issuance of sales and service agreements by Chrysler

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Corporation and Chrysler Financial Corporation or financial institution of
Purchaser's choice for credit line financing, and approval and license by the Oregon Department of Motor Vehicles, if required, and shall occur at such place and time as the parties mutually agree, within fourteen (14) days (or as otherwise agreed in writing to coordinate Final Closing with the end of a monthly accounting period) after the date upon which Purchaser, or its designated nominee or assignee, shall have received written approval to become an authorized dealer of Dodge vehicles at Seller's location in Eugene (the "Approvals"). The parties agree to use best efforts to expedite the Approvals of Purchaser or its nominee or assignee, as a new Dodge dealer and to meet the minimum capital requirements imposed by Dodge.

              ii. Purchaser shall notify Seller promptly of the receipt of the Approvals.

         b.   FINAL CLOSING.

              i.   PAYMENTS.

                   1. At Final Closing, Purchaser shall either re-floor all new vehicles or shall pay to Seller, in addition to the amounts set forth in paragraph 2(b)(i)(2) an amount as calculated in paragraph 1(d) hereto as and for the purchase price thereof.

                   2. At the Final Closing, Purchaser shall receive a credit against the Purchase Price of the payment in paragraph 2(a) and shall pay the following to Seller in cash: The balance of the Purchase Price, as calculated pursuant to paragraph 1, cash, less any offsets under paragraph 2(b)(i)(3).

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                   3.   Seller shall pay to Purchaser, by offset from the
amount to be paid by Purchaser the full amount of all manufacturer hold backs, rebates, incentives and the like that are due or have been taken by Seller on the new vehicles purchased by Purchaser, and Purchaser shall promptly pay Seller any such amounts received by Purchaser with respect to vehicles sold prior to Final Closing.

              ii. DOCUMENTS. At the Final Closing, the parties shall exchange the following:

                   1. Seller shall deliver the Assets and a bill of sale for the Assets, certain of which assets described in Schedule "B" hereto are subject to the lease obligations identified therein; but all of the other Assets shall be free and clear of all claims, liens or encumbrances.

                   2. Purchaser's Approvals to become an authorized dealer of Dodge vehicles at Seller's present location under respective dealer sales and service agreements.

                   3. Seller shall deliver all of the dealerships' service records, customer records, customer lists, deal jackets and the like, which shall remain the property of Seller, but shall be retained and stored by Purchaser; provided, however, that Purchaser shall be entitled to destroy these records after six (6) years.

                   4. Each party shall deliver to the other evidence to the reasonable satisfaction of the other or its counsel of proper corporate and stockholder action authorizing ratifying the execution of this Agreement and the consummation of the transactions contemplated hereby.

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                   5.   The parties shall deliver such other documents as
Seller or Purchaser or their counsel shall reasonably request in order to carry out the intent, purpose and terms of this Agreement.

    3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, with any exceptions and subject to any disclosures which may be contained herein, in schedules attached hereto or in other writings referred to herein, represents, warrants and covenants to Purchaser that at the time of Preliminary Closing and Final
Closing:

         a. Seller owns all the Assets to be sold hereunder and at the final Closing they will be delivered free and clear of all restrictions and/or conditions to transfer or assignment, claims or right of an other person or entity, or defects in title, and free and clear of mortgages, liens, pledges, encumbrances, equities, covenants, conditions or restrictions, except as described herein and for possible minor matters that, in the aggregate, are not substantial in amount, do not materially detract from or interfere with the present or intended use of any of the assets, nor materially impair operations of the Company as a Dodge dealership; and all new vehicles sold to Purchaser shall be in the computer inventory of DODGE and not previously sold. Seller, to the best of its knowledge, has full power to sell and transfer the Assets without obtaining the consent or approval of any other person or entity, other than factory approvals. The transfer of the Assets to Purchaser will not violate, at Final Closing, any provision of the articles of incorporation or bylaws of the Company, or the provisions of any material note, mortgage, lien, lease, agreement, instrument of arbitration, award, judgment or decree to which the Company, or its principal shareholders, is subject or a party, to the best of Sellers knowledge.

         b. Seller has made or will make available to Purchaser for examination all of the Company's book and records concerning the dealership and the Assets at reasonable times following execution hereof.

         c. No representations or statements made by Seller or on its behalf contain or will contain any untrue statement of a material fact or omit to state any material fact regarding the Assets, which fact would be necessary to make such representations, warranties or statements not materially misleading to Purchaser.

         d. Upon the receipt of factory and respective manufacturer approvals, the consummation of the transactions contemplated by this Agreement will not, to the best of Seller's knowledge, result in or constitute any of the following that would materially, adversely affect the transactions contemplated herein:

              i. A default or event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of the Company or any license, promissory note, conditional sale contract, commitment, indenture, mortgage, deed of trust, dealer agreement or other agreement instrument or arrangement to which the Company is a party or by which the Assets are bound.

              ii. An event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company; or

              iii. The creation or imposition of a third party lien, charge or encumbrance on any of the Assets.

         e. Seller is validly existing, and in good standing under the laws of Oregon, and has all regulatory authorizations and permits necessary to operate its business, and is duly qualified to do business from and at the real property described.

         f. To the best of Seller's knowledge, Seller has good and marketable title to the Assets and interests in the Assets purchased by Purchaser, whether real, personal, mixed, tangible or intangible, which constitute all of the Assets and interest in the Assets that are used in the Business.

         g. The Company has no employment contracts or consulting agreements with or for any officer or employee that cannot be terminated at will and does not have, and is not bound by, any unfunded severance pay, and bonus which is not accrued on the books of the Company to the best of Seller's knowledge. [SELLER SHALL PAY PURCHASER FOR ALL ACCRUED LIABILITIES TO EMPLOYEES, ANY EXCESS NOT PAID TO EMPLOYEES SHALL BE REFUNDED WITHIN 1 YEAR.]


         h. Except as disclosed in writing and to the best of Seller's knowledge, Seller is not a party to any written or oral (i) contract not made in the ordinary course of business, (ii) contract with any labor union,
(iii) advertising contract or contract for public relations services,
(iv) continuing contract for the purchase of materials, supplies or equipment, or (v) contract continuing for a period of more than thirty (30) days or which is not terminable without cost or other liability to Seller, or its successors, which relates to the operation of the dealerships or the Assets.

         i. To the best of the Company's knowledge, it has complied with, and is not in violation of, applicable Federal, State or local statutes, laws and regulations affecting the Assets, the real estate at which it conducts business or the operation of its Business.

         j. Except for minor collection matters under $1,000, there is not any claim, suit, action, counterclaim, cross claim, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting the Assets, Seller or its principal shareholders. The Company is not in default or in violation with respect to any order, writ, injunction or decree issued by any federal, state, local or foreign court or regulatory authority affecting the dealership, Seller or the Assets except as reflected in Schedule "C".

         k. The Company does not, to the best of its knowledge, have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that would have a material, adverse effect on the transactions contemplated by this Agreement, that is not reflected on Schedule "C", the Company's July 31, 1996 Financial Statement. Seller represents Schedule "D" is the financial statement it provides to Chrysler Financial and it has been prepared in accordance with factory reporting requirements. [PURCHASER HAS RIGHT TO AUDIT BOOKS OF SELLER FOR WHATEVER PERIODS REQUIRED BY SEC REQUIREMENTS FOR PUBLIC COMPANIES AT PURCHASER'S EXPENSE. (SECURITY EXCHANGE COMMISSION)].

         l. The Company has filed or will file all Federal, State and local Tax returns required by law and has paid all taxes, assessments and penalties due and payable as of the date hereof and on the date of Final Closing, except as the time for filing or payments has been properly extended and disclosed to Purchaser, that would have a material, adverse effect on the transactions contemplated in this Agreement. Except for federal and state income taxes, the provision for taxes reflected in the financial statements (Schedule "D") is adequate for any and all federal, state, and local taxes for the period ending on the date of such financial statement and for all prior periods whether or not disputed, and the amounts so provided on said financial statements have actually been paid or will be paid when due (or as extended) to the appropriate federal, state or local tax collecting agency as of the date hereof and as of the date of Final Closing. There are no pending disputes as to taxes of any nature payable by the Company.

         m. From the date of this Agreement to the Final Closing, the Company will not cause or make, except in the ordinary course of its business, or except with Purchaser's written consent prior to the Final Closing, any:

              i. change in the manner of conducting the business of the Company;

              ii. loan or commitments to make loans, or capital expenditures by the Company;

              iii. sale or transfer of the Assets of the Company;

              iv. amendment, release or voluntary termination of any contract, agreement, lease, insurance policy, bonding agreement, license or dealer agreement to which the Company is a party;

              v. mortgage, pledge or other encumbrance of any Assets of the Company; or

              vi. enter into any other contract, commitment or transaction affecting the Assets or Seller's obligations hereunder, prior to the Final closing.

         n. Except for transactions in the normal course of its business, Seller shall also, from the date of this Agreement until the Final Closing, not cause or make without Purchaser's written consent (which consent shall not be unreasonably withheld) any:

              i. material adverse change in the financial condition, liabilities, Assets, business or prospects of the Company, including the telephone number of the Business, which Seller agrees to release to Purchaser upon Final Closing, subject to Purchaser paying all future accruing telephone charges with regard thereto, but with no liability on Purchaser's part for accrued advertising charges through the date of Final Closing;

              ii. increase in the salary or other compensation payable or to become payable by the Company to any of its agents, officers, employees or consultants, or the declaration, payment or commitment or obligation of any kind for the payment by it of a substantial bonus or other additional salary or compensation to any such person, or any deferred compensation agreement for any such person;

              iii. issue or create any offerings, warrants, obligations, subscriptions, options, convertible securities or other commitments under which any interests of the Company might be directly or indirectly authorized, sold, issued or transferred;

              iv. pay any obligation or liability of the Company, fixed or contingent, other than current liabilities and monthly payments required on installment liabilities and any payments on the obligations owed by the Company;

              v. cause a material change in, perform any act or fail to perform any act which would render any of the representations or warranties in this paragraph untrue or inaccurate or incomplete as of the Final Closing Date of the purchase contemplated by this Agreement.

         o. From and after the date hereof and for a term of five (5) years, Seller and Guarantors individually agree and covenant not to:

              i. engage in any new car franchise ownership within Lane County, Oregon;

              ii. actively solicit by phone, mail or other direct advertisement, customers of the Company; or

              iii. use the name Roberts Dodge, Inc. for any purposes except to finalize the termination of the dealership business, within the State of Oregon, without using a DBA.

    4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser, with any exceptions and subject to any disclosures which may be contained herein, in schedules hereto or in other writings referred to herein, represents, warrants and covenants to Seller that at the time of Preliminary and Final
Closing:

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         a.   Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement.

         b. This Agreement and the documents to be delivered or executed at the Preliminary and Final Closing have been or will be, duly executed and delivered and are, or will be, the lawful, valid and legally binding obligation of Purchaser, its designated nominee or assignee, enforceable against it in accordance with their respective terms. The execution, delivery and consummation of this Agreement are not prohibited by and do not violate or conflict with any provision of and will not result in a default under, a termination of, an acceleration of, or a breach of: (i) any material contract, agreement or other instrument to which Purchaser is a party; (ii) to the best knowledge of Purchaser, any regulation, order, decree or judgment of any arbitration panel, court or governmental agency; and (iii) to the best knowledge of Purchaser, any other restriction of any kind to which it is subject.

         c. Purchaser, or its designated nominee or assignee, will diligently and in good faith pursue an application to become an authorized Dodge dealer.

         d. Purchaser will arrange in good faith adequate financing to consummate this Agreement and the Real Estate Purchase Agreement.

         e. Cause a material change in, perform any act or fail to perform any act which would render any of the representations or warranties in this paragraph untrue or inaccurate or incomplete as of the Final Closing Date of the purchase contemplated by this Agreement.

         f. Purchaser agrees to store on the Real Property without cost to Seller, but at Seller's risk, including all risk or loss, any item to which Seller retains title hereunder and does not sell to Purchaser for a maximum period of one hundred twenty (120) days following Final Closing, [EXCEPT FOR NONPURCHASED VEHICLES WHICH MUST BE REMOVED IN 1 WEEK.] during which time Seller may by any reasonable means, including mutually agreeable consignment arrangements with Purchaser, hold the same out for sale for Seller's account; provided such storage does not unreasonably hamper Purchaser's operation of the dealership business or use of the Real Property.

         g. Purchaser agrees that Seller shall have reasonable access to the dealership and its records after Final Closing and Purchaser will assist Seller as Seller may reasonably require to wind down Seller's business after Final Closing, including without limitation, assisting Seller in the collection of Seller's accounts receivable, including Seller's Dodge warranty claims. Seller shall provide Purchaser with a list of those of Seller's accounts receivable as to which Seller desires Purchaser's assistance, and all amounts received in payment of such accounts receivable shall be recorded as such, immediately upon receipt, and paid over to Seller in the form received on a [MONTHLY BASIS.] In the case of Seller's Dodge warranty claims and incentive payments, to the extent and if, as and when Dodge tenders any payment in respect of Seller's warranty claims or incentive payments in the form of credit to Purchaser's Dodge parts account or to Purchaser's incentive account, Purchaser shall refund to Seller on or before the 10th day of each month the net amount of all such credits received during the prior calendar month and there shall accompany each refund an appropriate accounting of Seller's warranty claim or incentive credits represented by such refund. If payments are received by Purchaser from a customer having account balances outstanding to both Seller and Purchaser, any such payment which is specifically identified by the payor as being for Seller's account shall be paid over by Purchaser to Seller and any such payment not so identified as belonging to Seller shall be applied first to the accounts receivable of Seller and the remainder shall be credited as a payment on the accounts receivable of Purchaser. Purchaser will assist Seller in the collection of Seller's accounts receivable, without costs or expense to Seller, for a period of six (6) months following the Final Closing.

    5. PURCHASER'S CONDITIONS TO CLOSING. Purchaser's conditions to closing shall be the following:

         a. FACTORY APPROVALS. This offer is subject to approval of Purchaser, or Purchaser's nominee and the issuance of a Dodge Dealership Sales and Service Agreement with Chrysler Corporation and approval of Buyer's nominee as the Dealer-Operator of the franchise. It is expressly understood and agreed that any facility requirements shall be approved by Purchaser and this agreement is subject to Purchaser's sole and complete approval of such requirements, if any.

         b. ENVIRONMENTAL, TOXIC WASTE AND PERMITS. This offer is subject to the dealership meeting the requirements established by all regulatory agencies governing the operation of the dealership, including but not limited to, the Department of Motor Vehicles, city and/or county permits and license departments. Environmental Protection Agency, and other agencies as shall be included in the final purchase agreement to be approved by both Purchaser,

Seller and their respective attorneys. Purchaser represents that there are no in-ground hoists, below-ground gas tanks, below-ground waste oil tanks, and the real property is free and clear of any toxic waste or hazardous waste material. Seller shall furnish Purchaser with a copy of all environmental reports and any certificates of compliance regarding the above items and that the property is environmentally free of any toxic or hazardous waste.

    6. SELLER'S OBLIGATIONS BEFORE FINAL CLOSING. Seller agrees from the date of this Agreement until Final Closing:

         a. To perform, abide by and adhere to all representations and warranties set forth in this Agreement.

         b. To cause the Company to allow Purchaser, its counsel and representatives, to have full access to all properties, books, accounts, records, contracts and documents of, or relating to, its Dodge dealership and the Assets. Seller shall furnish or cause to be furnished to Purchaser all data and information concerning its dealership and the Assets that may reasonably be requested. Purchaser agrees to treat this information as confidential, not to deliver any of it to third parties, except as required by law, [AND SEC REQUIREMENTS] or to carry the intent and purpose of this transaction, to use it only for Purchaser's purposes, and, if the transactions contemplated herein are not consummated, to return the information to Seller and Purchaser warrants to Seller that Purchaser will not use any such information for any purpose. [PURCHASER MAY DISCLOSE AUDIT RESULTS IN PROSPECTUS AS A PUBLIC COMPANY.]

         c. To certify that all representations and warranties of Seller set forth in this Agreement will also be true on and as of the Final Closing, as if made on that date, except for changes in the ordinary course of business.

         d. To diligently and in good faith assist and cooperate with Purchaser in its application to become an authorized Dodge dealer. At or prior to Final Closing, Seller shall terminate its working agreements with Dodge by delivering to them letters of resignation in a form satisfactory to each such manufacturer.

         e. Seller shall use its best efforts not to damage any Asset of the Company (whether or not covered by insurance) that materially and adversely affects its financial condition, business or prospects.

         f. Seller shall use its best efforts to prevent any other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, Assets or prospects of the Company and shall keep the dealerships in full operation between Preliminary and Final Closing.

    7. TERMINATION. If either party files for bankruptcy, voluntarily or involuntarily, on or before the date of Final Closing, the other party shall have the option to terminate this Agreement for 30 days following receipt of written notice of such filing. In the event of termination of this Agreement, neither party shall have any further liability hereunder, except said termination shall not excuse or eliminate any breaches of this Agreement which have occurred prior to such termination.

    8.   REMEDIES.

         a. In the event the transactions contemplated by this Agreement should not be completed for any reason other than Seller's unexcused failure to tender the performance required pursuant to this Agreement, Purchaser, Seller and Guarantors agree that Seller shall be entitled to retain, as its sole and exclusive remedy, the payments made by Purchaser at Preliminary Closing, and that such payments are not refundable to Purchaser under any circumstances except as expressly provided in this Paragraph 7.

         b. In the event of a failure to close resulting from Seller's unexcused failure or refusal to tender the performance required by this Agreement and the Land Sale Contract, Purchaser may either (i) obtain a refund of any payments made by Purchaser under this Agreement or (ii) obtain specific performance of this Agreement, which remedies shall be Purchaser's sole, mutually exclusive remedies.

    9.   INDEMNIFICATION.

         a. Seller shall indemnify and hold harmless Purchaser and its agents, its designated nominee, transferee, successors and assigns from and against all claims, damages, actions, losses and expenses, including reasonable attorney's fees and expert witness fees, arising out of or that are caused in whole or in part from any default or breach of any warranty, representation, or covenant of Seller in this Agreement. In the event or a loss for which Purchaser is entitled to indemnification under this Agreement that Seller does not dispute, Purchaser may set off against Seller the amount of the loss incurred by Purchaser.

         b. Seller agrees to reimburse Purchaser for all amounts mutually agreed to be paid by Purchaser for a period of up to [NINETY (90)] days from the effective date of the Final Closing on charge backs or expenses related to customer complaints, "make goods", "comebacks" and the like arising from services performed prior to the date of commencement of the Final Closing and which would normally be covered under Seller's applicable warranties, good customer relations and adjustments; and for finance and insurance charge backs paid by Purchaser on Seller's behalf. Purchaser shall invoice Seller or this designee monthly for these charges.

         c. Purchaser shall indemnify and hold harmless Seller and its agents, its designated nominee, transferee, successors and assigns from and against all claims, damages, action, losses and expenses, including reasonable attorney fees and expert witness fees, arising out of or that are caused in whole or in part from any default or breach of any warranty, representation, or covenant of Purchaser in this Agreement.

         d. Any party or parties seeking indemnification under this paragraph 8 (i.e. collectively, the "Indemnitee") shall, on each occasion that indemnification is sought, give prompt written notice for such indemnification, of any claim, suit or demand which the Indemnitee believes give rise to indemnification to it hereunder (the person to whom such notice of claim is given being referred to herein as the "Indemnitor"). Except as hereinafter provided, the Indemnitor shall be obligated to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Indemnitee at the Indemnitor's expense and with counsel of the Indemnitor's own choosing and shall have the sole right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor will not, without the Indemnitee's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim, in form and substance reasonably satisfactory to the Indemnitee. The Indemnitee shall at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim, fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnitor, utilizing counsel of the Indemnitee's own choosing.

         e. If (i) losses are claimed by Seller Indemnitees and Purchaser Indemnitees with respect to the same cause, condition, event, circumstance, occurrence, happening or transaction; and (ii) such losses are caused by or arise out of Seller's operation or ownership of the Assets prior to Final Closing and Purchaser's conduct after Final Closing, or if Seller and Purchaser are jointly and severally liable therefor, then Seller and Purchaser shall be obligated INTER SE to each indemnify the other under this Paragraph only for that portion of such losses as are legally caused by, or equitably attributable to, Seller or Purchaser, respectively.

    10. BROKERAGE FEES. Purchaser and Seller each agree to pay National Business Brokers, Inc. a commission of [$100,000] (for a total of [$200,000)] on the purchase price of the assets of the dealership and the price of the real property. Said commissions shall be paid to Broker upon Final Closing.

    11.  COSTS.  Each of the parties shall pay all costs and expenses
(including attorney fees and accounting fees) incurred or to be incurred by them in negotiating, closing and carrying out the transactions contemplated by this Agreement.

    12. ENTIRE AGREEMENT. This Agreement and the schedules or exhibits attached hereto or thereto, constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersede any prior agreements. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by the parties. No waiver of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party granting the waiver.

    13. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    14. ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns. Purchaser may assign this Agreement, provided Purchaser guarantees the performance of all obligations under this Agreement of any nominee or assignee.

    15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the provisions of paragraph 3(o), the several representations, warranties, indemnities, covenants and agreements of the parties contained in or made pursuant to this Agreement shall be deemed to survive the Final Closing for 24 months and shall be binding upon the parties and their successors in interest.

    16. COMMUNICATIONS. All notices, requests, demands and other communications under this Agreement shall be in writing and shall either be delivered personally or sent by first-class mail, registered or certified, postage prepaid and properly addressed as follows:

    To Seller:               Roberts Dodge, Inc.
                                  c/o Milford G. Roberts, Sr.
                                  10705 Island Avenue
                                  Island City, OR  97850

    To Purchaser:                 Lithia Motors, Inc.
                                  c/o Sidney DeBoer
                                  360 East Jackson
                                  Medford, OR  97501

    17. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the local laws of the State of Oregon.

    18.  ARBITRATION AND ATTORNEY FEES.

         a. In the event of a dispute over the terms, conditions, performance or interpretation of this Agreement, the parties agree to submit to mandatory binding arbitration for resolution of their disputes in accordance with the Oregon Revised Statutes Section 36.300 ET SEQ.

         b. Notice of such dispute must be timely given by serving upon the other party written notice of the complaint, a statement adequately describing the complaint, the specific paragraphs or subparagraphs of this Agreement allegedly violated and the remedies sought. The arbitration panel shall consist of three arbitrators, one nominated by Purchaser, one nominated by Seller, with the third arbitrator to be selected by the other two. The arbitrators shall adopt their own rules for the conduct of the arbitration and shall be authorized to make an award of specific performance. The arbitration shall take place in Eugene, Oregon.

         c. If any claim, arbitration or legal action or other proceeding is brought for the interpretation or enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover actual attorney fees, expert witness fees and other costs and expenses incurred in the enforcement of this Agreement whether by filing suit or not, but not the costs of their appointed arbitrator, in addition to any other relief to which that party may be entitled.

         d. Nothing herein set forth shall prevent the parties from settling any dispute by mutual agreement at any time.

    19. SEVERABILITY. Notwithstanding anything contained herein to the contrary, if this Agreement is or may be deemed for any reason to violate Seller's Dodge dealer sales and service agreement, in any manner whatsoever, then and in that event this Agreement shall be deemed modified, by consent of the parties, to the extent and in the manner necessary to reform this Agreement to comply with and not violate all relevant provisions of the said Dodge dealer sales and service agreements.

    IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

SELLER:                           PURCHASER:

ROBERTS DODGE, INC.                    LITHIA MOTORS, INC.



By                                By
    -------------------------          -------------------------
    MILFORD G. ROBERTS, SR.            SIDNEY B. DeBOER
    President                          President & CEO



By
    -------------------------
    MILFORD G. ROBERTS, SR.


    The undersigned, Milford G. Roberts, unconditionally guarantee the foregoing performance of Roberts Dodge, Inc.




                                       -------------------------
                                       MILFORD G. ROBERTS, SR.

    The undersigned, Sidney B. DeBoer unconditionally guarantees the foregoing performance of Lithia Motors, Inc. [EXCEPT FOR NOTE]




                                       -------------------------
                                       SIDNEY B. DeBOER

                              LIST OF ATTACHED SCHEDULES



Schedule A    Excluded Personal Property

Schedule B    Leased Personal Property

Schedule C    Legal Matters, Debts or Obligations

Schedule D    Financial Statement dated July 31, 1996